EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors of Household International, Inc.

We consent to the use of our report dated August 27, 2002 with respect to the consolidated balance sheets of Household International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in preferred stock and shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated by reference in this Registration Statement on Form S-8 of Household International, Inc., which report appears in the Annual Report on Form 10-KA of Household International, Inc.

Chicago, Illinois

August 30, 2002